News Release

Contacts:
Investors: Mike McIntyre, Consolidated Concepts Inc., +1-718-701-4314
Media:  Ronald Trahan, Ronald Trahan Associates Inc., +1-508-359-4005, x108

Prospero Minerals Corp. announces changes to its board of directors

NEW YORK, June 21, 2006—Prospero Minerals Corp. (OTC BB: PSPO) announced today that, effective June 20, 2006, Mr. Didier Llinas has resigned from Prospero’s board of directors; and, also effective June 20, 2006, Dr. Zoran Djuric has also resigned as a director of Prospero for health reasons. Prospero's current directors are:

Chris Roth (52) has been a director, CEO and president of Prospero (formerly Corumel) since April 1, 2005, and CFO of Prospero since July 4, 2005. Previously, Mr. Roth was a leadership and management consultant to several Fortune 500 companies, including General Motors, EDS, Dow Chemical, UBS, Procter & Gamble, Nestle, Hamiel, Zurich Financial Services and Citibank.

Stephen Rietiker, M.D., (49), was just recently elected to Prospero’s board of directors. Dr. Rietiker has held positions with Roche, Boehringer Mannheim, Schering Plough and Covance. In 2001, Dr. Rietiker was appointed President and CEO of Sulzer Medica AG (later Centerpulse AG). Since 2003, Dr. Rietiker has been actively involved as executive director and investor in various start-ups. Dr. Rietiker is a senior advisor for Brown Brothers Harriman’s M&A team.

Edward Jack Martin (57) was just recently elected to Prospero’s board of directors. Mr. Martin is the CEO of Mangez, Inc., in Dallas, Texas—a food services company that Mr. Martin founded in 2001.

Darvie Feninson, Ph.D., (46) was just recently elected to Prospero’s board of directors. Dr. Feninson has been pastor at East Somerset Baptist Church in Somerset, Kentucky, since 1986. Dr. Feninson has worked as an advisor and negotiator for several international companies.

Prospero Minerals Corp. (www.prospero-minerals.com) is focused on cost-effective exploration and development of mineral deposits—primarily gold and diamonds—in the Central African Republic.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995
Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Information contained herein contains “forward-looking statements” that can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “should,” “up to,” “approximately,” “likely,” or “anticipates” or the negative thereof or given that the future results covered by such forward-looking statements will be achieved. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Prospero Minerals Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Please refer to Prospero’s filings with the Securities and Exchange Commission for a summary of important factors that could affect Prospero’s forward-looking statements. Prospero undertakes no obligation to revise these statements following the date of this press release.

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